70 Maxess Road ☐ Melville, NY 11747
 631-396-5000 ☐ Fax: 631-396-5060

Company Contact:	Kurt Freudenberg
Nu Horizons Electronics Corp.
631-396-5000

FOR IMMEDIATE RELEASE

NU HORIZONS REPORTS THIRD QUARTER FISCAL YEAR 2007 RESULTS
Net Income and EPS for the Quarter up 59% and 62% Over Prior Year

MELVILLE, NY, January 8, 2007 --- Nu Horizons Electronics Corp. (Nasdaq/NM: NUHC), a leading distributor of active and passive electronic components today reported financial and operating results for the third quarter and nine months ended November 30, 2006.

Net sales for the quarter ended November 30, 2006 increased 26% to $186.1 million as compared to $147.5 million for the comparable period last year. Net income for the quarter was $2.4 million or $0.13 per diluted share up 59% and 62% respectively, as compared to net income of $1.5 million or $0.08 per diluted share for the third quarter of the prior year. Sales, however, declined from the immediately preceding quarter primarily as a result of a decline in the Company's systems business related to a substantial customer-specific decrease, as well as to market weakness related to some end customer and manufacturing channel inventory builds.

For the nine months ended November 30, 2006, net sales increased to $567.4 million from $397.2 million in the comparable period last year, an increase of 43%. Net income for the first nine months of fiscal 2007 was $9.0 million or $0.49 per diluted share, up 224% and 206% respectively, compared to net income of $2.8 million or $0.16 per diluted share in the same period last year.

Arthur Nadata, Chairman of the Board and Chief Executive Officer stated, "We are pleased with our continued earnings performance for the third quarter compared to the prior year, which we attribute to increased net sales and lower operating expenses as a percentage of sales. We have expanded our sales force, line card and geographic presence, all of which have enabled us to gain market share and contributed to this quarter's strong financial performance. We believe that notwithstanding the current market weakness, we will continue to gain market share and outperform our competitors."

A conference call to further discuss earnings will be held today at 4:15 pm ET. The call can be accessed by dialing 1-800-500-0311, (international, dial 1-719-457-2698). A rebroadcast of the call will be available beginning at 7:00 pm ET at (888)-203-1112 (international, dial 1- 719-457-0820) Please refer to confirmation code 7383419. A webcast of the call will also be available, online (both live and after the call), at www.nuhorizons.com.

About Nu Horizons Electronics Corp.

Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 49 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com

Except for historical information contained herein, the matters set forth in this news release are forward looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Nu Horizons’ management, as well as assumptions made by and information currently available to its management. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the Company’s products, the competitive environment within the electronics industry, the ability of the Company to continue to expand its operations, the level of costs incurred in connection with the Company’s expansion efforts and the financial strength of the Company’s customers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Such statements reflect our current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons’ financial condition, results of operations, growth strategy and liquidity. The Company does not undertake any obligation to update its forward-looking statements.

(Tables Follow)

NU HORIZONS ELECTRONICS CORP. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005

NET SALES	$186,080,000	$147,515,000	$567,361,000	$397,200,000

COSTS AND EXPENSES:
Cost of sales	157,025,000	124,271,000	480,913,000	333,843,000
Operating expenses	23,994,000	20,054,000	68,991,000	56,608,000
	181,019,000	144,325,000	549,904,000	390,451,000

OPERATING INCOME	5,061,000	3,190,000	17,457,000	6,749,000

OTHER (INCOME) EXPENSE
Interest expense	1,036,000	715,000	2,928,000	2,107,000
Interest income	(24,000)	(73,000)	(536,000)	(248,000)
	1,012,000	642,000	2,392,000	1,859,000

INCOME BEFORE PROVISION FOR
INCOME TAXES AND MINORITY
INTERESTS	4,049,000	2,548,000	15,065,000	4,890,000

Provision for income taxes	1,565,000	992,000	5,748,000	1,825,000

INCOME BEFORE MINORITY
INTERESTS	2,484,000	1,556,000	9,317,000	3,065,000

Minority interest in earnings of
subsidiaries	93,000	55,000	268,000	269,000

NET INCOME	$2,391,000	$1,501,000	$9,049,000	$2,796,000

NET INCOME PER COMMON
SHARE:

Basic	$.13	$.09	$.51	$.16

Diluted	$.13	$.08	$.49	$.16

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	18,059,849	17,198,133	17,777,952	17,004,309
Diluted	19,018,687	17,760,196	18,558,163	17,746,808

NU HORIZONS ELECTRONICS CORP. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	November 30,	February 28,
	2006	2006
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$6,635,000	$10,873,000
Accounts receivable - net of allowance for doubtful accounts of $4,860,000 and
$4,702,000 as of November 30, 2006 and February 28, 2006, respectively	118,569,000	98,418,000
Inventories	121,191,000	125,178,000
Prepaid expenses and other current assets	3,220,000	1,746,000

TOTAL CURRENT ASSETS	249,615,000	236,215,000

PROPERTY, PLANT AND EQUIPMENT – NET	3,647,000	3,614,000

OTHER ASSETS:
Cost in excess of net assets acquired	4,879,000	-
Subordinated note receivable	-	2,000,000
Other assets	1,698,000	1,645,000

TOTAL ASSETS	$259,839,000	$243,474,000

- LIABILITIES AND SHAREHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable	$42,770,000	$48,352,000
Accrued expenses	10,808,000	4,515,000
Bank credit line	1,970,000	-
Income taxes payable	2,087,000	1,525,000

TOTAL CURRENT LIABILITIES	57,635,000	54,392,000

LONG TERM LIABILITIES
Revolving credit line	50,000,000	50,600,000
Deferred income taxes	2,413,000	1,339,000
TOTAL LONG TERM LIABILITIES	52,413,000	51,939,000

MINORITY INTEREST IN SUBSIDIARIES	1,755,000	1,487,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued or
outstanding	-	-
Common stock, $.0066 par value, 50,000,000 shares authorized; 18,145,534 and
17,431,482 shares issued and outstanding as of November 30, 2006 and
February 28, 2006, respectively	120,000	115,000
Additional paid-in capital	50,260,000	46,924,000
Retained earnings	97,657,000	88,608,000
Other accumulated comprehensive (loss) income	(1,000)	9,000

TOTAL SHAREHOLDERS’ EQUITY	148,036,000	135,656,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$259,839,000	$243,474,000